REMS Funds - N-14

Exhibit 99.(14)(f)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-14 of the World Funds Trust, and to the use of our report dated March 2, 2020 on the financial statements and financial highlights of REMS Real Estate Value-Opportunity Fund and REMS Real Estate Income 50/50 Fund, each a series of shares of the World Funds Trust. Such financial statements and financial highlights appear in the 2019 Annual Reports to Shareholders which are incorporated by reference into the Registration Statement.

Tait, Weller & Baker LLP

Philadelphia, Pennsylvania

October 1, 2020